                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ROSS STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1)  Title of each class of securities to which transaction applies:


           ---------------------------------------------------------------------

       2)  Aggregate number of securities to which transaction applies:


           ---------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


           ---------------------------------------------------------------------

       4)  Proposed maximum aggregate value of transaction:


           ---------------------------------------------------------------------

       5)  Total fee paid:


           ---------------------------------------------------------------------
[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       1)  Amount Previously Paid:


           ---------------------------------------------------------------------
       2)  Form, Schedule or Registration Statement No:


           ---------------------------------------------------------------------
       3)  Filing Party:


           ---------------------------------------------------------------------
       4)  Date Filed:


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

[LETTERHEAD]


May 8, 2000


Dear Stockholder:

You are cordially invited to attend the 2000 Ross Stores' Annual Meeting of Stockholders which will be held at 11:00 a.m. on Wednesday, June 7, 2000 at the company's corporate headquarters located at 8333 Central Avenue, Newark, California. If you will need special assistance at the meeting, please contact Ms. Judy Wirzberger, Finance Department, Ross Stores, Inc., 8333 Central Avenue, Newark, CA 94560-3433 at least 10 days before the meeting.

Please complete the enclosed proxy card and return it in the envelope provided for that purpose as soon as possible so that your shares will be represented and voted at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.

/s/ Michael Balmuth

Michael Balmuth
Vice-Chairman and
Chief Executive Officer

ROSS STORES, INC.  8333 Central Avenue, Newark, California 94560-3433
                                                                (510) 505-4400

                             ROSS STORES, INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 7, 2000

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the "company"), will be held on Wednesday, June 7, 2000 at 11:00 a.m. PDT, at the company's corporate headquarters located at 8333 Central Avenue, Newark, California for the following purposes:

     1.       To elect two Class II directors for a three-year term.

     2. To approve the amendment to the Employee Stock Purchase Plan to increase the share reserve by 1,000,000 shares.

     3. To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 3, 2001.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the principal office of the company located at 8333 Central Avenue, Newark, California.

By order of the Board of Directors,

/s/ John G. Call

John G. Call
Corporate Secretary
Dated:  May 8, 2000

     IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                          PRINTED ON RECYCLED PAPER

                              [GRAPHIC OMITTED]

                              TABLE OF CONTENTS

                                                                                  PAGE
PROXY SOLICITATION...............................................................   1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................   2
INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS...........................   4
COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS..................   7
    Summary Compensation Table...................................................   7
    Option Grants in Last Fiscal Year............................................   9
    Aggregated Option Exercises and Year-End Option Value Table..................  10
    Compensation Committee Report................................................  11
    Stockholder Return Performance Graph.........................................  14
    Compensation of Directors....................................................  15
    Compensation Committee Interlocks and Insider Participation..................  16
    Employment Contracts, Termination of Employment and
        Change in Control Arrangements...........................................  16
    Certain Transactions.........................................................  17
    Section 16(a) Beneficial Ownership Reporting Compliance......................  18
PROPOSAL 1 - ELECT CLASS II DIRECTORS............................................  18

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE
             PLAN TO INCREASE SHARE RESERVE BY 1,000,000 SHARES..................  18

PROPOSAL 3 - RATIFY APPOINTMENT OF INDEPENDENT
             CERTIFIED PUBLIC ACCOUNTANTS........................................  21
PROXY SOLICITATION...............................................................  22
TRANSACTION OF OTHER BUSINESS....................................................  22
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.....................  22

                                 PROXY STATEMENT

                        2000 ANNUAL STOCKHOLDERS MEETING

                                ROSS STORES, INC.
                               8333 CENTRAL AVENUE
                            NEWARK, CALIFORNIA 94560
                                 (510) 505-4400

                               PROXY SOLICITATION

         The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 7, 2000, at 11:00 a.m. PDT, or any adjournment thereof, at which stockholders of record at the close of business on April 17, 2000, shall be entitled to vote. The meeting will be held at the company's corporate offices located at 8333 Central Avenue, Newark, California.

         The date of this Proxy Statement is May 8, 2000, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 29, 2000, including financial statements, is enclosed with this Proxy Statement.

         The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting of Stockholders. The stockholders will be asked to (i) elect two Class II directors to serve a three-year term; (ii) approve an increase in the share reserve of the company's Employee Stock Purchase Plan; and (iii) ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 3, 2001.

         The company had outstanding, on April 17, 2000, 84,150,115 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held by him or her. The company's Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the company's stockholder list is available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the company's principal place of business located at 8333 Central Avenue, Newark, California.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the meeting and voting in person.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table contains information as of April 1, 2000 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the company by (i) all persons who, to the knowledge of the company, were the beneficial owners of 5% or more of the outstanding shares of common stock of the company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and
(iii) all executive officers and directors of the company as a group. Common stock is the only issued and outstanding equity security of the company.

NAME OF BENEFICIAL OWNER AND              AMOUNT AND NATURE OF          PERCENT OF COMMON
THE DIRECTORS AND EXECUTIVE OFFICERS      BENEFICIAL OWNERSHIP (1)      STOCK OUTSTANDING
------------------------------------      --------------------          -----------------
Wellington Management Company LLP                   7,677,400  (2)                  9.11%
75 State Street
Boston, MA  02109

Vanguard/Windsor Funds, Inc.                        7,549,600  (2)                  8.96%
P. O. Box 260, V37
Valley Forge, PA  19482

FMR Corp.                                           6,779,980  (2)                  8.04%
82 Devonshire Street
Boston, MA  02109

First Pacific Advisors                              4,671,700  (2)                  5.54%
11400 W. Olympic Blvd., Suite 1200
Los Angeles, CA  90064

Michael Balmuth                                     1,066,057  (3)                  1.26%
Norman A. Ferber                                       10,000  (4)                      *
Lawrence G. Higby                                      14,000  (5)                      *
Stuart G. Moldaw                                        7,490  (6)                      *
George P. Orban                                       724,608  (7)                      *
Philip Schlein                                         14,000  (8)                      *
Donald H. Seiler                                      318,840  (9)                      *
Donna L. Weaver                                        78,000  (10)                     *
Barry S. Gluck                                        278,912  (11)                     *
Michael Hamilton                                      152,500  (12)
Irene A. Jamieson                                     276,684  (13)                     *
Barbara Levy                                          272,810  (14)                     *
Melvin A. Wilmore                                      70,000  (15)                     *

All executive officers and directors                3,893,901  (16)                 4.53%
as a group (17 persons, including
the executive officers and
directors named above)

----------

* Less than 1%

(1) To the knowledge of the company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. All immediately exercisable options described in the footnotes to this table are subject to certain vesting restrictions whereby the company has the right to repurchase all unvested shares at the optionee's exercise price if the options are exercised before fully vested and the optionee's employment with the company terminates.

(2) Information is as of December 31, 1999, pursuant to Schedule 13G's filed with the Securities and Exchange Commission.

(3) Mr. Balmuth. Includes options to purchase 634,167 shares of the company's common stock exercisable within 60 days of April 1, 2000. Also includes 430,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(4) Mr. Ferber. Represents options to purchase 10,000 shares of the company's common stock exercisable within 60 days of April 1, 2000.

(5) Mr. Higby. Represents options to purchase 14,000 shares of the company's common stock exercisable within 60 days of April 1, 2000.

(6) Mr. Moldaw. Represents options to purchase 7,490 shares of the company's common stock exercisable within 60 days of April 1, 2000.

(7) Mr. Orban. Includes 618,508 shares held in the name of Orban Partners and 24,100 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 82,000 shares of the company's common stock exercisable within 60 days of April 1, 2000.

(8) Mr. Schlein. Represents options to purchase 14,000 shares of the company's common stock exercisable within 60 days of April 1, 2000.

(9) Mr. Seiler. Includes options to purchase 10,000 shares of the company's common stock exercisable within 60 days of April 1, 2000.

(10) Ms. Weaver. Includes options to purchase 8,112 shares of the company's common stock exercisable within 60 days of April 1, 2000. Ms. Weaver's term as a member of the Board of Directors expires on June 7, 2000.

(11) Mr. Gluck. Includes options to purchase 152,000 shares of the company's common stock exercisable within 60 days of April 1, 2000. Also includes 95,500 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(12) Mr. Hamilton. Includes options to purchase 102,500 shares of the company's common stock exercisable within 60 days of April 1, 2000. Also includes 50,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(13) Ms. Jamieson. Includes options to purchase 127,998 shares of the company's common stock exercisable within 60 days of April 1, 2000. Also includes 102,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(14) Ms. Levy. Includes options to purchase 114,666 shares of the company's common stock exercisable within 60 days of April 1, 2000. Also includes 102,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(15) Mr. Wilmore. Includes options to purchase 70,000 shares of the company's common stock exercisable within 60 days of April 1, 2000. Mr. Wilmore resigned as a director and as the company's President and Chief Operating Officer effective January 28, 2000.

(16) Includes 1,678,489 shares subject to outstanding options held by directors and executive officers, which were exercisable on April 1, 2000 or within 60 days thereof. Also includes 945,000 shares of the company's common stock granted to executive officers under the company's 1988 Restricted Stock Plan, all of which remain subject to vesting.

             INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

         The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of eight members with Class III having one vacant seat. In addition, Donna Weaver, a Class II director whose term expires on June 7, 2000, will not be standing for re-election, which will create a second opening on the Board. The Board of Directors intends to fill both openings. The remaining two Class II directors to be elected at the 2000 Annual Meeting are being elected to hold office until the 2003 Annual Meeting and until their successors shall have been elected and qualified. Proxies cannot be voted for more than two nominees.

         The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the company whose term of office as a director will continue after the Annual Meeting.

                                     PRINCIPAL POSITION                             DIRECTOR
                                   DURING LAST FIVE YEARS                      AGE   SINCE
                                   ----------------------                      ---  --------
NOMINEES FOR ELECTION AS CLASS II DIRECTORS WITH TERMS EXPIRING IN 2003

Michael Balmuth       Vice Chairman of the Board and Chief Executive            49   1996
                      Officer of the company since September 1996; from July
                      1993 through August 1996, Executive Vice President,
                      Merchandising; and from November 1989 through June
                      1993, Senior Vice President, Merchandising.

Lawrence G. Higby     President and Chief Operating Officer of Apria            54   1998
                      Healthcare Group, Inc. since 1997. From 1994 to 1997,
                      President of 76 Products Company, Unocal Corporation.

                                     PRINCIPAL POSITION                             DIRECTOR
                                   DURING LAST FIVE YEARS                      AGE   SINCE
                                   ----------------------                      ---  --------
INCUMBENT CLASS III DIRECTORS WITH TERMS EXPIRING IN 2001

Philip Schlein        Partner of U.S. Venture Partners since April 1985.        65   1987
                      From January 1974 to January 1985, Mr. Schlein was
                      Chief Executive Officer of Macy's California.  Director
                      of Burnham Pacific, Quick Response Services, NBCi.com
                      and Homegrocer.com.

Norman A. Ferber      Consultant to the company since September 1996.           51   1987
                      Chairman of the Board since March 1993; Chief Executive
                      Officer of the company from March 1993 through August
                      1996; President and Chief Executive Officer from
                      January 1988 to March 1993;  President and Chief
                      Operating Officer from February 1987 to January 1988.
                      Prior to February 1987, Mr. Ferber was Executive Vice
                      President, Merchandising, Marketing, and Distribution
                      of the company.

INCUMBENT CLASS I DIRECTORS WITH TERMS EXPIRING IN 2002

Stuart G. Moldaw      Consultant to the company.  Chairman Emeritus             73   1982
                      of the company since March 1993.  From August 1982
                      until March 1993, Chairman of the Board and, from
                      February 1987 until January 1988, Chief Executive
                      Officer of the company.  Until February 1990, general
                      partner of U.S. Venture Partners. Chairman of the Board
                      of Gymboree Corporation since January 1994 and Chief
                      Executive Officer since February 2000.  Director of
                      iParty.com.

George P. Orban       Chairman of the Board of Egghead.com, Inc. since          54   1982
                      January 1997, and Chief Executive Officer from January
                      1997 to November 1999. Managing partner of Orban
                      Partners, a private investment company, since May 1984.

Donald H. Seiler      Founding Partner of Seiler and Company.  Mr. Seiler       71   1982
                      is a Certified Public Accountant.  Director of Greater
                      Bay Bancorp.

         During fiscal 1999, the Board of Directors held six meetings. No member of the Board, other than Mr. Moldaw, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The company has standing audit, compensation and nominating committees.

         AUDIT COMMITTEE. The Audit Committee consists of directors Seiler, Higby and Weaver, none of whom is an employee of the company. Ms. Weaver's term as a member of the Board of Directors expires on June 7, 2000. During fiscal 1999, the Audit Committee met two times. The functions of the Audit Committee include recommending the independent accountants to the Board; reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit; reviewing the activities of the internal auditors; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the independent accountants.

         COMPENSATION COMMITTEE. The Compensation Committee consists of directors Orban and Schlein, neither of whom is an employee of the company. The committee held one meeting during fiscal 1999. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Compensation Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee administers the company's (i) 1992 Stock Option Plan, (ii) Employee Stock Purchase Plan, (iii) 1988 Restricted Stock Plan and (iv) Incentive Compensation Plan and determines the performance goals under that plan. Decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and ratified by the full Board.

         NOMINATING COMMITTEE. The Nominating Committee consists of directors Higby, Orban, Schlein, Seiler and Weaver, all of whom are independent outside directors. Ms. Weaver's term as a member of the Board of Directors expires on June 7, 2000. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the bylaws of the company. The last day for submissions for next year's meeting will be January 8, 2001. The Nominating Committee did not meet in fiscal 1999.

         Information concerning the executive officers of the company is set forth in the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

                       COMPENSATION AND OTHER TRANSACTIONS
                           WITH OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

         The following table provides certain summary information concerning compensation paid or accrued by the company for the 1999, 1998 and 1997 fiscal years to or on behalf of the company's Chief Executive Officer and each of the four other most highly compensated executive officers of the company as of the end of the 1999 fiscal year (the "Named Executive Officers"), together with the company's former President and Chief Operating Officer who resigned during the fiscal year.

----------------------------------------------------------------------------------- ---------------------------- -----------
                                                                                      LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION                               AWARDS
----------------------------------------------------------------------------------- ----------------------------

                                                                                                   Securities
                                                                             Other   Restricted      Under-      All Other
                                                                            Annual     Stock          lying       Compen-
Name and                                 Salary (1)    Bonus (2)      Compensation   Awards (3)      Options     Sation (4)
Principal Position             Year         ($)           ($)                  ($)      ($)            (#)          ($)
============================== ======== ============= ============ ================ ============= ============== ===========
MICHAEL BALMUTH                1999         $815,736     $721,111           $5,420            $0              0      $4,996
Vice Chairman of the Board &   1998         $693,750     $650,000           $4,043    $6,037,500        670,000      $7,522
Chief Executive Officer        1997         $628,667     $632,000           $2,078    $2,070,000        100,000      $8,447

------------------------------ -------- ------------- ------------ ---------------- ------------- -------------- -----------

MICHAEL HAMILTON (5)           1999         $349,984     $375,393               $0    $1,082,813         80,000     $93,072
Senior Vice President          1998              n/a          n/a              n/a           n/a            n/a         n/a
Store Operations               1997              n/a          n/a              n/a           n/a            n/a         n/a

------------------------------ -------- ------------- ------------ ---------------- ------------- -------------- -----------

BARRY S. GLUCK                 1999         $408,313     $251,838           $2,699      $476,438         24,000      $6,164
Senior Vice President &        1998         $383,875     $217,125           $1,215      $504,000         24,000      $8,931
General Merchandising Manager  1997         $358,417     $318,400           $4,848      $517,500         32,000      $6,035

------------------------------ -------- ------------- ------------ ---------------- ------------- -------------- -----------

IRENE A. JAMIESON              1999         $407,313     $251,226           $3,613      $736,313         24,000      $4,102
Senior Vice President &        1998         $382,875     $216,563               $0      $672,000         24,000      $5,064
General Merchandising Manager  1997         $355,750     $317,600           $2,513      $258,750         32,000      $4,913

------------------------------ -------- ------------- ------------ ---------------- ------------- -------------- -----------

BARBARA LEVY                   1999         $406,313     $250,614           $3,365      $909,563         24,000      $5,078
Senior Vice President &        1998         $381,875     $216,000           $2,375      $504,000         24,000      $4,864
General Merchandising Manager  1997         $356,417     $316,800           $2,305      $258,750         32,000      $5,182

------------------------------ -------- ------------- ------------ ---------------- ------------- -------------- -----------

MELVIN A. WILMORE (6)          1999         $703,625     $625,872           $5,492            $0              0      $4,038
Former President &             1998         $669,250     $546,812           $2,746    $1,050,000         70,000      $4,913
Chief Operating Officer        1997         $623,833     $628,000           $3,970    $2,070,000        100,000      $4,925

------------------------------ -------- ------------- ------------ ---------------- ------------- -------------- -----------

(1) Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan") and the Ross Stores, Inc. Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), described in footnote 4 below.

(2) Includes all payments made to those executive officers listed in the above table under the company's Incentive Compensation Plan as described in the Compensation Committee Report on Executive Compensation below. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Hamilton: the amount paid in 1999 includes a signing bonus of $100,000 and a relocation bonus of $75,000;
         (ii) Mr. Gluck: the amount paid in 1997 includes a discretionary bonus of $30,000; (iii) Ms. Jamieson: the amount paid in 1997 includes a discretionary bonus of $30,000; and (iv) Ms. Levy: the amount paid in 1997 includes a discretionary bonus of $30,000.

(3) Under the terms of his Restricted Stock Agreement, dated March 20, 1997, Mr. Balmuth was granted 160,000 shares that vest as follows:
         100,000 shares on March 20, 1999 and 60,000 shares on March 20, 2000. Under the terms of his Restricted Stock Agreement, dated November 19, 1998, Mr. Balmuth was granted 300,000 shares that vest as follows:
         100,000 shares on October 15, 2001 and 200,000 shares on October 15, 2002. Under the terms of his Restricted Stock Agreement dated March 17, 1999, Mr. Hamilton was granted 50,000 shares of common stock that vest as follows: 10,000 shares on March 8, 2001, 20,000 shares on March 8, 2002 and 20,000 shares on March 8, 2003. Under the terms of his Restricted Stock Agreement, dated March 20, 1997, Mr. Wilmore was granted 160,000 shares of common stock that vest as follows: 80,000 shares each on March 20, 1999 and 80,000 shares on January 27, 2000. Under the terms of his Restricted Stock Agreement dated March 19, 1998, Mr. Wilmore was granted 50,000 shares of common stock that vest on January 27, 2000. At January 29, 2000, unvested shares of restricted stock were held by: Mr. Balmuth, 490,000 shares with a market value of $6,308,750; Mr. Hamilton, 50,000 shares with a market value of $643,750; Mr. Gluck, 86,000 shares with a market value of $1,107,250; Ms. Jamieson, 86,000 shares with a market value of $1,107,250; and Ms. Levy, 86,000 shares with a market value of $1,107,250. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4) The company's 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction of a minimum of 1% and a maximum of 15% of their base salary compensation. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary -- up to 100%. For every dollar that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, the company also contributes one dollar. The employer contribution to the 401(k) Plan vests fully after the employee's third year of employment. The employer contribution to the Deferred Compensation Plan vests immediately. The amounts listed for 1999, 1998 and 1997 for Messrs. Balmuth, Gluck and Wilmore and for Ms. Jamieson and Ms. Levy consist of company contributions made for the account of these executive officers under the company's 401(k) Plan and/or the Deferred Compensation Plan. The amount listed for 1999 for Mr. Hamilton consists of reimbursement and associated tax gross-ups for moving expenses.

(5)      Mr. Hamilton joined the company effective March 1, 1999.

(6) Effective January 28, 2000, Mr. Wilmore resigned as a director and as the company's President and Chief Operating Officer.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information with respect to the Named Executive Officers concerning the grant of stock options under the company's 1992 Stock Option Plan during fiscal 1999. There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).

--------------------------------------------------------------------------------------------------------------------------------
                                                   Individual Grants
                                   ---------------------------------------------------
                                                 % of Total
                                    Number of      Options                                       Potential Realizable
                                    Securities   Granted to   Exercise                         Value at Assumed Annual
                                    Underlying    Employees    or Base                    Rates of Stock Price Appreciation
                                     Options      in Fiscal     Price     Expiration             for Option Term (4)
                                     Granted        Year        ($/Sh)       Date
Name and                                                                               -------- --------------- ----------------
Principal Position                     (1)           (2)         (1)          (3)        0%           5%              10%
---------------------------------- ------------- ------------ ----------- ------------ -------- --------------- ----------------
MICHAEL BALMUTH                         0            0%          n/a          n/a        $0                 $0               $0
Vice Chairman of the Board &
Chief Executive Officer

MICHAEL HAMILTON                      80,000        5.22%       $23.25      3/8/09       $0         $1,169,744       $2,964,361
Senior Vice President
Store Operations

BARRY S. GLUCK                        24,000        1.56%       $21.66      3/17/09      $0           $326,868         $828,348
Senior Vice President &
General Merchandising Manager

IRENE A. JAMIESON                     24,000        1.56%       $21.66      3/17/09      $0           $326,868         $828,348
Senior Vice President &
General Merchandising Manager

BARBARA LEVY                          24,000        1.56%       $21.66      3/17/09      $0           $326,868         $828,348
Senior Vice President &
General Merchandising Manager

MELVIN A. WILMORE (5)                   0            0%          n/a          n/a        $0                 $0               $0
Former President &
Chief Operating Officer

--------------------------------------------------------------------------------------------------------------------------------

(1) All options listed in the above table were granted on March 17, 1999, except the grant of 80,000 shares to Mr. Hamilton, which was awarded on March 8, 1999. All options were granted with an exercise price equal to the fair market value of the company's common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 1999 to those executive officers listed in the table vest monthly in increments that increase annually over a three-year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change in Control Arrangements".

(2) A total of 1,533,966 shares were granted in the form of non-qualified stock options during fiscal 1999 to all participants in the 1992 Stock Option Plan. No incentive stock options were granted during 1999.

(3) All non-qualified stock option grants made under the 1992 Stock Option Plan have a term of ten years from the date of grant.

(4) The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the company's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollar gain for the optionee.

(5) Effective January 28, 2000, Mr. Wilmore resigned as a director and as the company's President and Chief Operating Officer.


AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during fiscal 1999 and unexercised options held as of the end of fiscal 1999.

 --------------------------------- ---------------------------------------------------------------------------------
                                       Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                   ------------------- ---------------------- ---------------- ---------------------
                                                                                 Number of
                                                                                Securities
                                                                                Underlying
                                                                                Unexercised    Value of Unexercised
                                                                                Options at         In-the-Money
                                                                                  Fiscal            Options at
                                                                                 Year-End        Fiscal Year-End
                                       Number of                                    (#)                ($)
 Name and                           Shares Acquired                            Exercisable/        Exercisable/
 Principal Position                   on Exercise       Value Realized (1)     Unexercisable    Unexercisable (3)
                                                                                    (2)
 --------------------------------- ------------------- ---------------------- ---------------- ---------------------
 MICHAEL BALMUTH                           92,788             $821,306           655,000/0                $0/$0
 Vice Chairman of the Board &
 Chief Executive Officer

 MICHAEL HAMILTON                               0                   $0            80,000/0                $0/$0
 Senior Vice President
 Store Operations

 BARRY S. GLUCK                            58,076           $1,081,470           116,000/0          $301,370/$0
 Senior Vice President &
 General Merchandising Manager

 IRENE A. JAMIESON                         12,000             $224,378            91,998/0           $73,125/$0
 Senior Vice President &
 General Merchandising Manager

 BARBARA LEVY                              18,000             $325,265            78,666/0                $0/$0
 Senior Vice President &
 General Merchandising Manager

 MELVIN A. WILMORE (4)                     34,772             $386,201            99,168/0                $0/$0
 Former President &
 Chief Operating Officer

 --------------------------------- ------------------- ---------------------- ---------------- ---------------------

(1) The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise.

(2) All options granted under the terms of the company's 1992 Stock Option Plan are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. Under the terms of the stock option agreements, the company has the right to repurchase all unvested shares at the optionee's exercise price upon termination of the optionee's employment with the company. A portion of the exercisable shares shown in the table above are unvested and subject to the right of repurchase by the company if exercised before fully vested.

(3) The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable in-the-money shares by the difference between the closing price ($12.875) of Ross Stores, Inc.'s common stock on January 28, 2000 (the last trading date of the fiscal year), as reported on the Nasdaq National Market and the exercise price per share of the shares. A portion of the shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

(4) Effective January 28, 2000, Mr. Wilmore resigned as a director and as the company's President and Chief Operating Officer and all outstanding options became fully vested and exercisable.



                                ROSS STORES, INC.
                BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any modifications to the Committee's recommendations concerning executive officer compensation during the last fiscal year.

COMPENSATION PHILOSOPHY

         The company's compensation policies aim to align the financial interests of the company's management with those of its stockholders. The company's executive compensation philosophy seeks also to integrate executive pay with the long-term strategic objectives of the company, recognize individual initiative and achievements and assist the company in attracting, motivating and retaining a group of high-performing executives.

         Compensation for the company's executive officers, including the Named Executive Officers, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan ("Restricted Stock Plan"), stock options granted under the 1992 Stock Option Plan ("Option Plan") and other benefits typically offered to corporate executives. A majority of the total potential compensation for the company's executive officers is in the form of annual incentive bonuses and stock plan awards that may vary according to the company's achievement of its strategic objectives in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the company to attract, motivate and retain the executive talent necessary to successfully execute the company's strategies over the long term in a challenging environment for apparel retailers.

SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

         It is the Committee's policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the company's executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Grants under the company's Restricted Stock Plan do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under
Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term.

EXECUTIVE OFFICERS' 1999 COMPENSATION

         SALARY. Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the company's strategic goals. During 1999, the average merit increase in base salaries for all executive officers as a group was 5.7%.

         ANNUAL INCENTIVE BONUS. The company's Incentive Compensation Plan was adopted by the Board of Directors effective May 1987, was approved by the company's stockholders and is designed to allow management to share in the company's success based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards payable at varying levels of pre-tax earnings achieved by the company. Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula. Potential awards now range from 0% to 100% of executive officers' base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

         The Incentive Compensation Plan for 1999 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 40% to 65% of base salary. During fiscal 1999, the company exceeded its targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 1999 to all executive officers as a group represented approximately 62% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 41% to 100% of executive officers' base salaries.

         STOCK AWARD PROGRAMS. In fiscal year 1999, the company's executive officers were eligible for stock awards under the Restricted Stock Plan and the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

         The Committee makes recommendations to the Board of Directors concerning the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain their stock.

         All stock option awards are granted with an exercise price that is the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the company's common stock appreciates over the value on the date of grant. All awards made in fiscal 1999 to executive officers under the Option Plan have a term of ten years and vest monthly in progressively increasing annual increments over a three-year period. Unless otherwise specified in the stock option agreement, all options are immediately exercisable, subject to the company's right to repurchase unvested shares at the optionee's exercise price.

CHIEF EXECUTIVE OFFICER'S 1999 COMPENSATION

         A majority of the total potential compensation for Michael Balmuth, the company's Chief Executive Officer is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the company's achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Mr. Balmuth's 1999 incentive bonus and stock award compensation are earned under the same plans made available to all executive officers, as discussed above.

         SALARY. Mr. Balmuth's base salary is established by the terms of his employment agreement entered into with the company on February 1, 1995, as amended, which extends through February 3, 2003, unless earlier extended, renegotiated or terminated by the parties. As of February 3, 1999, the agreement provided for an annual base salary of not less than $800,000. Mr. Balmuth's 1999 annual base salary of $815,736 represented an increase of 2% over his 1998 base salary of $800,000. (See "Employment Contracts, Termination of Employment and Change In Control Arrangements" for further discussion of Mr. Balmuth's employment agreement.)

         BONUS. The annual incentive bonus portion of Mr. Balmuth's compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 1999, the company exceeded its targeted pre-tax earnings goal. Mr. Balmuth received a bonus of $721,111 for 1999, which equaled 88% of his base salary at year-end.

         STOCK AWARDS. Mr. Balmuth did not receive any restricted stock or option awards in 1999.


                 SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
                          COMPANY'S BOARD OF DIRECTORS

                  GEORGE P. ORBAN, CHAIRMAN AND PHILIP SCHLEIN

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in Ross Stores, Inc. common stock and the comparative indices was $100 on January 31, 1995 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The Company began paying dividends during 1994. The graph is an historical representation of past performance only and is not necessarily indicative of future returns to stockholders.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX

                                [OBJECT OMITTED]

                            1995    1996    1997    1998    1999    2000
ROSS STORES                  100     189     391     624     763     500
S&P 500                      100     139     175     222     295     320
S&P RETAIL COMPOSITE         100     108     129     191     313     319

                            COMPENSATION OF DIRECTORS

         During fiscal 1999, directors who were not employees of the company ("non-employee directors") received an annual retainer fee of $29,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board. For fiscal 2000, non-employee directors will receive an annual retainer of $30,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each Board committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. Travel expenses are reimbursed. During the term of his consultant agreement, Mr. Ferber has waived his right to the non-employee director's fees. (See below for a discussion of Mr. Ferber's agreement.)

         Non-employee directors are eligible to receive stock options granted automatically under the terms of the company's 1991 Outside Directors Stock Option Plan (the "Directors Plan"). On a split-adjusted basis, the Directors Plan provides for an initial option grant of 20,000 shares to newly elected directors and for an annual option grant of 4,000 shares to each incumbent director. Mr. Ferber waived his right to receive the initial grant but remains eligible to receive the 4,000 shares granted annually. During fiscal 1999, each of Messrs. Ferber, Higby, Moldaw, Orban, Schlein and Seiler and Ms. Weaver was granted an option to purchase 2,000 shares of common stock under the Directors Plan on March 18, 1999, with an exercise price of $21.5625, which was the closing price of the company's common stock as reported on the Nasdaq National Market on that date. In addition, pursuant to amendments to the Directors Plan approved by the stockholders of the company, on May 27, 1999, each of Messrs. Ferber, Higby, Moldaw, Orban, Schlein and Seiler and Ms. Weaver was granted another option to purchase 4,000 shares of common stock, with an exercise price of $23.00, which was the closing price of the company's common stock as reported on the Nasdaq National Market on that date.

         NORMAN A. FERBER. Mr. Ferber receives certain compensation pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") with the company that became effective February 1, 2000. The agreement extends through January 31, 2001 ("Consultancy Termination Date"). While he serves as a consultant to the company, Mr. Ferber shall be paid a consulting fee of $1,140,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to Board members. Mr. Ferber continues to receive equity grants under the Directors Plan.

         In the event there is a change in control of the company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he shall receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code
Section 4999.

         Additionally, effective February 1, 2000 the company entered into a Retirement Benefit Package Agreement ("Benefit Agreement") with Mr. Ferber. The Benefit Agreement provides that the company, or its successor, will provide at no cost to Mr. Ferber health benefits under the company's plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse. In addition, the company will provide all other employee benefits typically offered to executive officers until the death of Mr. Ferber. The agreement further states that if, as a result of Mr. Ferber's status as a consultant to the company, he is ineligible to participate in any of the company's employee benefit plans, the payments made under this Benefit Agreement shall be increased to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Benefit Agreement states that the company will provide administrative support for Mr. Ferber as long as he serves as a member of the company's Board of Directors.

         STUART G. MOLDAW. In addition to compensation received as a non-employee Board member, Stuart G. Moldaw, Chairman Emeritus, receives administrative support and an annual fee of $80,000 for his services as consultant to the company. The company also pays the annual premiums of $128,560 on a split dollar life insurance policy, with a face value of $3.5 million. In the most recent fiscal year, $10,627 of the premium was reported as taxable compensation to Mr. Moldaw and approximately $117,933 of the premium was added to the amount refundable to the company upon death or cancellation of the policy. The company also pays the premiums on the executive medical insurance for Mr. Moldaw and his spouse. (See also "Certain Transactions.")


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Orban and Mr. Schlein served on the Compensation Committee of the Board of Directors for the past fiscal year. Mr. Orban is the Chairman of the Compensation Committee. Mr. Orban is currently Chairman of Board of Egghead.com, Inc. In addition, from January 1997 through November 1999, he served as Chief Executive Officer of Egghead.com, Inc., in addition to being the Chairman of its Board of Directors. Melvin A. Wilmore, former President and Chief Operating Officer of the company, served on the Board of Directors of Egghead.com, Inc. from July 1996 until November 1999.

             EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                       CHANGE IN CONTROL ARRANGEMENTS

         MICHAEL BALMUTH. The company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement as of February 1, 1995, which was most recently amended and restated effective February 3, 1999, with a term that currently runs through February 3, 2003. The amended and restated agreement was subsequently amended effective February 25, 2000. Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods. The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $800,000. In the event
(i) Mr. Balmuth's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted stock shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Balmuth resigns voluntarily or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the company.

         In the event there is a change in control of the company, the term of the employment agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Balmuth would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

         MICHAEL HAMILTON, BARRY S. GLUCK, IRENE A. JAMIESON AND BARBARA LEVY. The company entered into an employment agreement with Michael Hamilton, Senior Vice President, Stores, on March 1, 1999. The company also entered into employment agreements with its Senior Vice Presidents and General Merchandising Managers -- Barry S. Gluck, Irene A. Jamieson and Barbara Levy -- on March 1, 1996, which were amended on September 1, 1996 and March 1, 1998. The terms are the same for each employment agreement, unless otherwise noted. Each of the employment agreements extends through March 31, 2002. Upon notice from the officer, at specified times, the Board will consider extending the terms of these agreements. The agreement with Mr. Hamilton provides that he will receive an annual salary of not less than $418,000. The agreements with Mr. Gluck and Ms. Levy provide that each will receive an annual salary of not less than $330,000. The agreement with Ms. Jamieson provides that she will receive an annual salary of not less than $310,000. In the event (i) the officer's employment involuntarily terminates due to disability; (ii) the company terminates his or her employment without cause and, in certain instances, for cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement and all stock options held by the officer would become fully vested. He or she also would be entitled to certain restricted stock shares which are pro rata vested as of the date of his or her termination over the original vesting period beginning on the date of grant.

         In the event there is a change in control of the company, the term of each officer's employment agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. The officer would be entitled to continued payment of his or her then current salary and annual bonus. In addition to these payments, the officer would receive $750,000 per year ($500,000 in the case of Mr. Hamilton) payable with his or her salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by the officer would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. Additionally, he or she would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

         MELVIN A. WILMORE. The company and Melvin A. Wilmore, President and Chief Operating Officer, entered into an employment agreement as of March 15, 1994, which was most recently amended on January 26, 2000, with a term that expired on January 28, 2000 (the "Resignation Date"). The employment agreement provides that Mr. Wilmore will receive a salary continuation of $680,000 payable in equal installments commencing February 15, 2000 and ending December 15, 2000, along with administrative support and office space provided by the company through January 29, 2001. Upon the Resignation Date, all stock options and restricted stock held by Mr. Wilmore became immediately vested. The agreement also provides for the payment of a lump sum bonus on December 31, 2000. In addition, Mr. Wilmore will be entitled to the continuation of employee benefits at no cost to him until his death and medical benefits for his spouse until her death.

         PARTICIPANTS IN THE RESTRICTED STOCK PLAN AND OPTION PLAN. Under the terms of the individual agreements for each participant in the company's Restricted Stock Plan and Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change in control of the company, any unvested shares of restricted stock automatically become vested shares and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.

                              CERTAIN TRANSACTIONS

         On February 5, 1993, the company made a relocation loan of $300,000 to Mr. Wilmore at an annual interest rate of 0%, secured by a deed of trust on his home. The loan was originally due on February 5, 1996. On January 25, 1996, the Board approved a three-year term extension at an interest rate of 5.5%, payable on March 31 of each year. On March 17, 1999, the Board approved another term extension until the earlier of January 28, 2000 or 60 days after Mr. Wilmore's successor began employment with the company. All principal and interest due on this note were paid in full by Mr. Wilmore as of March 31, 2000.

         The company leases one store in Roseville, California from entities affiliated with Stuart G. Moldaw, a current director. The Roseville, California store is leased from a partnership in which trusts established by a former director of the company and Stuart G. Moldaw are partners. Donald H. Seiler, also a director, is a trustee of these trusts. In fiscal 1999, the company paid $315,000 in rent. Mr. Moldaw's and his trusts' interest in the partnership total 40.4%. The company believes that the general terms and conditions of the lease, including the rental payments by the company, are on prevailing market terms.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, executive officers and holders or more than 10% of the Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of company Common Stock. The company believes that during fiscal 1999, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements with the following exceptions: (i) Ivy Council, Senior Vice President, Human Resources, filed an Amended Form 3 to correct her original filing on Form 3 which inadvertently omitted shares held by her broker in street name, (ii) Barry Gluck, Senior Vice President and General Merchandising Manager, filed an amended Form 4 to correct an earlier filing which omitted two transactions, and made one late Form 4 filing in respect of one transaction, and (iii) Michael Wilson, Senior Vice President, Transportation and Distribution, made a late filing of his Form 3.


                                   PROPOSAL 1

                            ELECT CLASS II DIRECTORS

         If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The plurality of the votes cast by the shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

==============================================================================
   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
       FOR THE TWO NOMINEES LISTED UNDER "INFORMATION REGARDING NOMINEES
                             AND INCUMBENT DIRECTORS."
==============================================================================


                                   PROPOSAL 2

                          EMPLOYEE STOCK PURCHASE PLAN
                      APPROVAL OF AN AMENDMENT TO INCREASE
                      THE SHARE RESERVE BY 1,000,000 SHARES

BACKGROUND

         The Fourth Amended and Restated Employee Stock Purchase Plan (the "Purchase Plan") is a broad-based employee benefit plan. The Purchase Plan encourages broad employee stock ownership, and the level of participation in this voluntary plan indicates its success in practice. Approximately 1,300 employees purchased company stock through the Purchase Plan in 1999. The Board believes that the availability of an adequate number of shares in the share reserve of the Purchase Plan is an important factor in attracting, retaining and motivating qualified employees essential to the success of the company.

         The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Purchase Plan to increase the maximum number of shares that may be issued under the Purchase Plan by 1,000,000 shares, from four million (4,000,000) shares to five million (5,000,000) shares. As of May 8, 2000, no purchases had been made by any employee conditioned on stockholder approval of an increase in the share reserve under the Purchase Plan. Participation in the Purchase Plan is at the employees' discretion. Accordingly, future purchases under the Purchase Plan are not yet determinable.

         Non-employee directors are not eligible to participate in the Purchase Plan. During the fiscal year ended January 29, 2000, no shares were purchased under the Purchase Plan by any associate of any director, executive officer or director nominee, and no person purchased 5% or more of the total number of shares purchased under the Purchase Plan during that year. The following table lists the purchases made under the Purchase Plan during fiscal 1999 by the named executive officers of the company and all executive officers as a group:

-------------------------------- -------------------------------
                                     SHARES ACQUIRED UNDER
                                  EMPLOYEE STOCK PURCHASE PLAN
       EXECUTIVE OFFICER                IN FISCAL 1999
-------------------------------- -------------------------------
Michael Balmuth                               1,028
-------------------------------- -------------------------------
Michael Hamilton                                  0
-------------------------------- -------------------------------
Barry S. Gluck                                1,302
-------------------------------- -------------------------------
Irene A. Jamieson                             1,302
-------------------------------- -------------------------------
Barbara Levy                                  1,302
-------------------------------- -------------------------------
Melvin A. Wilmore                             1,302
-------------------------------- -------------------------------
All Executive Officers
(11 individuals)                              8,271
-------------------------------- -------------------------------
All Other Employees (who are
not executive officers)                     162,912
-------------------------------- -------------------------------

VOTE REQUIRED

         The affirmative votes of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present but will not be counted as having been voted on this proposal.

==============================================================================
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL TO INCREASE THE SHARE RESERVE FOR THE PURCHASE PLAN
==============================================================================


SUMMARY OF THE PURCHASE PLAN

         The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, as amended. Copies of the Purchase Plan are available to any stockholder upon written request to the Corporate Secretary of the company at the corporate offices of the company in Newark, California.

         The Purchase Plan enables employees to purchase shares of the company's Common Stock through payroll deductions. Subject to approval by the stockholders, the Board has amended the Purchase Plan to increase the maximum aggregate number of shares issuable under the plan by 1,000,000 shares to a total of 5,000,000 shares. As of April 1, 2000, only 633,000 shares remained available for purchase under the plan. The Purchase Plan provides that appropriate adjustments will be made to the shares subject to purchase and in the purchase price in the event of any stock dividend, stock split, reverse stock split, combination, reclassification, merger, sale, reorganization or similar change in the capital structure of the company. To the extent that any purchase right under the Purchase Plan expires or is terminated, the shares subject to the unexercised portion of such purchase right are returned to the plan.

         The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board. The Board of Directors may at any time amend or terminate the Purchase Plan, except that approval of the company's stockholders is required to increase the number of shares authorized for issuance under the Purchase Plan or to change the designation of corporations whose employees may purchase shares of the company's Common Stock pursuant to the Purchase Plan. The Plan will continue until terminated by the Board of Directors or all of the shares reserved for issuance under the Purchase Plan have been issued.

         Any employee of the company or any parent or subsidiary corporation of the company (including any officer or director who is also an employee) is eligible to participate in the Purchase Plan as long as the employee is customarily employed for more than five months in any calendar year and for at least 20 hours per week. Participation in the Purchase Plan is limited to employees who have completed at least six months of continuous employment as of the commencement of an Offering (as defined below). However, no employee who owns or holds options to purchase, or who as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the company's Common Stock is entitled to participate in the Purchase Plan.

         The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by two separate offerings of Common Stock each year (either of which is referred to as an "Offering"). One Offering is for a period of twelve months, beginning on or about January 1 of each year. The second Offering is for a period of six months, beginning on or about July 1 of each year. Employees are eligible to participate in the six-month Offering only if they meet the eligibility criteria set forth above and if they are not participating in the twelve-month Offering. To participate in the plan, eligible employees must authorize payroll deductions, which may not exceed 10% of the participant's compensation for any pay period during an Offering. The purchase price per share at which the shares of the company's Common Stock are sold under the Purchase Plan is equal to 85% of the lesser of the fair market value of the Common Stock on
(i) the first day of the Offering or (ii) the last day of the Offering. The number of shares of the company's Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the per share purchase price. In a single twelve month Offering, participants may not purchase more than that number of shares of the company's Common Stock having a fair market value (determined as of the first day of the Offering) exceeding $25,000. In a single six month Offering, participants may not purchase more than that number of shares of the company's Common Stock having a fair market value (determined as of the first day of the Offering) exceeding $12,500.

         The Purchase Plan provides that in the event of a "change in control" of the company, with respect to Offerings beginning on or after July 1, 2000, rights granted under the plan will continue in effect or the acquiring or successor corporation may assume outstanding purchase rights or substitute substantially equivalent purchase rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for such outstanding purchase rights and such rights do not continue in effect, such rights will be exercised immediately prior to the date of the change in control, and any offerings in progress will terminate.

SUMMARY OF THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE PLAN

         The following summary is a general guide as to the United States federal income tax consequences under current law with respect to participation in the Purchase Plan.

         Rights granted under the Purchase Plan are intended to qualify for favorable federal tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Internal Revenue Code.

             A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, a participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of the company's Common Stock under the terms of the Purchase Plan.

         If a participant disposes of shares acquired under the Purchase Plan more than two years after the beginning of the Offering and more than one year after the stock is transferred to the participant, then the lesser of
(i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) 15% of the fair market value of the stock as of the beginning of the Offering will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 20% while the maximum ordinary rate is effectively 39.6% at the present time.

         If the participant disposes of shares acquired under the Purchase Plan before the expiration of either of the holding periods described above (a "disqualifying disposition"), then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sale price and the fair market value of the stock on the purchase date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

         There are no federal income tax consequences to the company by reason of the grant or exercise of rights under the Purchase Plan. The company is entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by
Section 162(m) of the Code and the satisfaction of a tax reporting obligation.


                                   PROPOSAL 3

         RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche LLP as the independent certified public accountants for the company for the fiscal year ending February 3, 2001. Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has acted in such capacity since 1982. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative votes of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

==============================================================================
 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
  AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL
                         YEAR ENDING FEBRUARY 3, 2001.
==============================================================================


                               PROXY SOLICITATION

         The cost of solicitation of proxies will be borne by the company. The company has retained Beacon Hill Partners to assist in soliciting proxies by mail, telephone and personal interview for a fee of approximately $5,000 plus expenses. Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560 no later than January 8, 2001 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.

                                  By Order of the Board of Directors,

                                  /s/ John G. Call

                                  John G. Call
                                  Corporate Secretary

Dated:  May 8, 2000

-------------------------------------------------------------------------------

                               ROSS STORES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on June 7, 2000 at 11:00 a.m. PDT, at the company's corporate offices, 8333 Central Avenue, Newark, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

        WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                 Please complete, date and sign this proxy and return it promptly in the enclosed envelope.

                 (Continued and to be signed on reverse side.)

                    Your vote is important to the company

-------------------------------------------------------------------------------
                          ^  FOLD AND DETACH HERE  ^

                                                          Please mark     /X/
                                                          your votes as
                                                          indicated in
                                                          this example


    The Board of Directors Recommends a vote "FOR" the following proposals:

1. To elect two Class II Directors for a three-year term as proposed in the accompanying Proxy Statement.
    Michael Balmuth               Lawrence G. Higby

           FOR all nominees listed                  WITHHOLD AUTHORITY
      (except as marked to the contrary)      to vote for all nominees listed
                    / /                                    / /

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

_____________________________________________________________


                                              FOR        AGAINST      ABSTAIN
2.  To approve amendments to the Employee
    Stock Purchase Plan to increase the       / /          / /          / /
    share reserve by 1,000,000 shares.

3.  To ratify the appointment of Deloitte &
    Touche LLP as the company's independent   / /          / /          / /
    certified public accountants for the
    fiscal year ending February 3, 2001.

4.  To transact such other business as may
    properly come before the annual meeting
    or any adjournments or postponements
    thereof.




                                       THE UNDERSIGNED HEREBY ACKNOWLEDGES
                                       RECEIPT OF: (A) NOTICE OF ANNUAL
                                       MEETING OF STOCKHOLDERS DATED MAY 8,
                                       2000; (B) THE ACCOMPANYING PROXY
                                       STATEMENT; AND (C) THE ANNUAL REPORT
                                       TO STOCKHOLDERS FOR THE FISCAL YEAR
                                       ENDED JANUARY 29, 2000 AND HEREBY
                                       EXPRESSLY REVOKES ANY AND ALL PROXIES
                                       HERETOFORE GIVEN OR EXECUTED BY THE
                                       UNDERSIGNED WITH RESPECT TO THE SHARES
                                       OF STOCK REPRESENTED BY THIS PROXY AND
                                       BY FILING THIS PROXY WITH THE
                                       SECRETARY OF THE CORPORATION, GIVES
                                       NOTICE OF SUCH REVOCATION.


Signature(s) ____________________________________  Dated ________________, 2000

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

-------------------------------------------------------------------------------
                          ^  FOLD AND DETACH HERE  ^